Exhibit 99.1

Scripps reports Q4 2024 financial results

March 11, 2025

CINCINNATI — The E.W. Scripps Company (NASDAQ: SSP) delivered $728 million in revenue for the fourth quarter of 2024, driven by record political advertising revenue. Income attributable to the shareholders of Scripps was $80.3 million or 92 cents per share.

Business notes:

•The company has executed a transaction support agreement with the majority of its 2026 and 2028 term loan holders to push out its nearest-term maturity while also extending a portion of its 2028 term loan. The company also entered into commitment letters with accounts receivable securitization providers for a new A/R securitization facility and its revolving banks to extend a portion of its revolving credit facility through July 2027 once the transaction closes.
•More than 80% of the $343 million in Local Media division presidential-election year political revenue came from six states with Scripps markets: Arizona, Michigan, Montana, Ohio, Nevada and Wisconsin, reinforcing the value of local broadcast brands for campaigns and candidates in tightly contested swing states. The Q4 and full-year record political advertising caused significant local core advertising displacement in those states.
•In the Scripps Networks division, tight cost controls and the reduction of some Scripps News operations resulted in a 6.3% decrease in expenses versus the prior year, although the company also took a non-recurring charge that impacted the margin by several percentage points. The company remains on track to improve Networks division margins by at least 400-600 basis points this year.
•At the end of the year, the company completed new multi-year affiliation agreements with NBC and CBS.
•Fourth-quarter restructuring costs totaled $14.9 million related to the reductions at Scripps News and other, unrelated severance charges.
•On Dec. 30, the company completed the sale of San Diego broadcast transmission tower sites for $20 million and reached an agreement on the sale of its West Palm Beach station building for $40 million.
•The company’s net leverage at year-end was 4.8x, compared to year-end 2023 leverage of 5.7x. Strong cash flow enabled the company to pay off the $330 million outstanding on its revolving credit facility during 2024.

From Scripps President and CEO Adam Symson:

“We are pleased to be announcing a significant round of debt refinancing. Our highest priority remains reducing our total amount of debt and improving the company’s leverage with a focus that is already yielding significant results. Our record political advertising revenue and strategic expense management helped drive down our leverage significantly, to 4.8x, at year-end 2024. That is nearly a full turn below year-end 2023 levels.

“We also continue to make strong progress toward improving our financial performance. Company leaders and I are determined to continue this work as we move through 2025. We are on track, as we laid out in November, to increase the Scripps Networks division margin by at least 400-600 basis points this year. Further, enterprise-wide, we are executing a transformation plan to improve operating performance as we best position Scripps to create new value.

“Industrywide, we anticipate changes to the local broadcast regulatory environment under the new leadership at the Federal Communications Commission. We’re pleased with the signals that the commission will revisit outdated ownership rules that have constrained economic growth and jeopardized broadcasters’ ability to serve their audiences and local communities. We will lean into any opportunity to improve the operating performance of the company, deepen our connection to the communities we serve and unlock shareholder value.”

Operating results
Fourth-quarter company revenue was $728 million, an increase of 18% or $113 million from the prior-year quarter. Costs and expenses for segments, shared services and corporate were $502 million, down from $503 million in the year-ago quarter.

Income attributable to the shareholders of Scripps was $80.3 million or 92 cents per share. The quarter included a $19.2 million gain from the sale of transmission tower sites, a $15 million non-cash impairment loss for an investment write-off and a $14.9 million restructuring charge, decreasing the income attributable to shareholders by 9 cents per share. In the prior-year quarter, the loss attributable to shareholders was $268 million or $3.17 per share. The pre-tax costs for the prior-year quarter included a non-cash goodwill impairment charge for Scripps Networks of $266 million as well as a $9.4 million restructuring charge, increasing the loss attributable to shareholders by $3.15 per share.

Fourth-quarter 2024 results by segment compared to prior-period amounts:

Local Media
Revenue was $511 million, up 34% from the prior-year quarter.

•Core advertising revenue decreased 11% to $147 million after significant local advertising displacement from political advertising.
•Political revenue was $174 million, compared to $16.4 million in the prior-year quarter, a non-election year.
•Distribution revenue was $186 million, compared to $196 million in the prior-year quarter as a result of declining legacy pay TV subscribers.

Segment expenses increased 5.7% to $312 million.

Segment profit was $199 million, compared to $85.7 million in the year-ago quarter.

Scripps Networks
Revenue was $216 million, down 6.1% from the prior-year quarter. Segment expenses were $155 million, down 6.3%.

Segment profit was $60.7 million, compared to $64.3 million in the year-ago quarter.

Financial condition
On Dec. 31, cash and cash equivalents totaled $23.9 million, and total debt was $2.6 billion.

During 2024, we paid off the $330 million revolving credit facility balance. There were no borrowings under our revolving credit facility at Dec. 31. We made mandatory principal payments of $15.6 million on our term loans during 2024.

We did not declare or provide payment for any of the 2024 quarterly preferred stock dividends. Deferral of preferred stock dividend payments provides us better flexibility for accelerating deleveraging and maximizing the paydown of our traditional bank debt. The dividend rate on the preferred shares, which compounds quarterly, increased to 9% per annum and will remain at that rate. At Dec. 31, aggregated undeclared and unpaid cumulative dividends totaled $55.8 million. Under the terms of Berkshire Hathaway’s preferred equity investment in Scripps, we are prohibited from paying dividends on or repurchasing our common shares until all preferred shares are redeemed.

Year-to-date operating results
The following comparisons are to the period ending Dec. 31, 2023:

Revenue was $2.5 billion, which compares to revenue of $2.3 billion in 2023. Political revenue was $363 million, compared to $33.5 million in the prior year, a non-election year.

Costs and expenses for segments, shared services and corporate were $1.9 billion, relatively flat from the year-ago period.

Income attributable to the shareholders of Scripps was $87.6 million or $1.01 per share. The current year included a $19.2 million gain from the sale of tower sites, an $18.1 million investment gain, a $33.5 million restructuring charge and a $15 million non-cash impairment loss for an investment write-off, decreasing the income attributable to shareholders by 10 cents per share. In the prior year, loss attributable to shareholders was $998 million or $11.84 per share. Pre-tax costs for the prior year included a non-cash goodwill impairment charge for Scripps Networks of $952 million as well as a $38.6 million restructuring charge, increasing the loss attributable to shareholders by $11.36 per share.

Looking ahead
Comparisons for our segments are to the same period in 2024.

First-quarter 2025
Local Media revenue	Down high single-digit percent range
Local Media expense	Up low-single-digit percent range
Scripps Networks revenue	Down mid-single-digit percent range
Scripps Networks expense	Down mid-teens percent range
Shared services and corporate	About $22 million

Full-year 2025
Interest paid	$175-$185 million
Capital expenditures	$55-$60 million
Taxes paid	$25-$30 million
Depreciation and amortization	$150-$160 million

Conference call
Scripps’ senior management team will host a call about financial results at 9 a.m. Eastern time on Wednesday, March 12.

Due to a change in Scripps’ conference call provider, the company has a new protocol for joining its earnings calls:

•To access a live webcast of the call, participants will need to register by visiting http://ir.scripps.com/. The registration link can be found on that page under “upcoming events.”
•To dial in by phone, participants will first need to visit a website to receive the phone number. To receive a listen-only dial-in and PIN code, visit https://edge.media-server.com/mmc/p/y44dw9eo.
•Analysts who will be asking questions should visit this webpage to receive a different dial-in and PIN, which will identify them by name on the call: https://register.vevent.com/register/BIa458b9819c634e05aa8e61b86fdd7c2d

A replay of the conference call will be archived and available online for an extended period of time. To access the audio replay, visit http://ir.scripps.com/ approximately four hours after the call, and the link can be found on that page under “audio/video links.”

Forward-looking statements
This document contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “anticipate,” “intend,” “expect,” “estimate,” “could,” “should,” “outlook,” “guidance,” and similar references to future periods. Examples of forward-looking statements include, among others, statements the company makes regarding expected operating results and future financial condition. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on management’s current beliefs, expectations, and assumptions regarding the future of the industry and the economy, the company’s plans and strategies, anticipated events and trends, and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties, and changes in circumstance that are difficult to predict and many of which are outside of the company’s control. The company’s actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause the company’s actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others, the following: change in advertising demand, fragmentation of audiences, loss of affiliation agreements, loss of distribution revenue, increase in programming costs, changes in law and regulation, the company’s ability to identify and consummate strategic transactions, the controlled ownership structure of the company, and the company’s ability to manage its outstanding debt obligations. A detailed discussion of such risks and uncertainties is included in the company’s Form 10-K, on file with the SEC, in the section titled “Risk Factors.” Any forward-looking statement made in this document is based only on currently available information and speaks only as of the date on which it is made. The company undertakes no obligation to publicly update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments, or otherwise.

Contact: Carolyn Micheli, The E.W. Scripps Company, carolyn.micheli@scripps.com

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As one of the nation’s largest local TV broadcasters, Scripps serves communities with quality, objective local journalism and operates a portfolio of more than 60 stations in 40+ markets. Scripps reaches households across the U.S. with national news outlets Scripps News and Court TV and popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. Scripps is the nation’s largest holder of broadcast spectrum. Scripps is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps’ long-time motto is: “Give light and the people will find their own way.”

THE E.W. SCRIPPS COMPANY
RESULTS OF OPERATIONS

	Three Months Ended December 31,		Years Ended December 31,
(in thousands, except per share data)	2024	2023	2024	2023

Operating revenues	$728,379	$615,769	$2,509,772	$2,292,912
Segment, shared services and corporate expenses	(501,820)	(502,585)	(1,926,952)	(1,898,093)
Restructuring costs	(14,872)	(9,404)	(33,525)	(38,612)
Depreciation and amortization of intangible assets	(39,211)	(39,346)	(155,228)	(155,105)
Impairment of goodwill	—	(266,000)	—	(952,000)
Gains (losses), net on disposal of property and equipment	19,141	(24)	18,424	(2,344)
Operating expenses	(536,762)	(817,359)	(2,097,281)	(3,046,154)
Operating income (loss)	191,617	(201,590)	412,491	(753,242)
Interest expense	(48,862)	(55,483)	(210,344)	(213,512)
Defined benefit pension plan income	168	131	674	650
Miscellaneous, net	(9,689)	(1,538)	7,160	(1,407)
Income (loss) from operations before income taxes	133,234	(258,480)	209,981	(967,511)
Benefit (provision) for income taxes	(37,847)	2,718	(63,763)	19,727
Net income (loss)	95,387	(255,762)	146,218	(947,784)
Preferred stock dividends	(15,063)	(12,576)	(58,615)	(50,305)
Net income (loss) attributable to the shareholders of The E.W. Scripps Company	$80,324	$(268,338)	$87,603	$(998,089)

Net income (loss) per diluted share of common stock attributable to the shareholders of The E.W. Scripps Company	$0.92	$(3.17)	$1.01	$(11.84)

Diluted weighted-average shares outstanding	86,613	84,574	86,067	84,266
See notes to results of operations.

Notes to Results of Operations
1. SEGMENT INFORMATION
We determine our operating segments based upon our management and internal reporting structure, as well as the basis that our chief operating decision maker makes resource allocation decisions.
Our Local Media segment includes more than 60 local television stations and their related digital operations. It is comprised of 18 ABC affiliates, 11 NBC affiliates, nine CBS affiliates and four FOX affiliates. We also have 11 independent stations and 10 additional low power stations. Our Local Media segment earns revenue primarily from the sale of advertising to local, national and political advertisers and retransmission fees received from cable operators, telecommunication companies, satellite carriers and over-the-top virtual MVPDs.

Our Scripps Networks segment includes national news outlets Scripps News and Court TV as well as popular entertainment brands ION, Bounce, Grit, ION Mystery, ION Plus and Laff. The Scripps Networks reach nearly every U.S. television home through free over-the-air broadcast, cable/satellite, connected TV and/or digital distribution. These operations earn revenue primarily through the sale of advertising.
Our segment results reflect the impact of intercompany carriage agreements between our local broadcast television stations and our national networks. The intercompany carriage fee revenue earned by our local broadcast television stations is equal to the carriage fee expense incurred by our national networks. We also allocate a portion of certain corporate costs and expenses, including accounting, human resources, employee benefit and information technology to our segments. These intercompany agreements and allocations are generally amounts agreed upon by management, which may differ from an arms-length amount.
The other segment caption aggregates our operating segments that are too small to report separately. Costs for centrally provided services and certain corporate costs that are not allocated to the segments are included in shared services and corporate costs. These unallocated corporate costs would also include the costs associated with being a public company. Corporate assets are primarily cash and cash equivalents, property and equipment primarily used for corporate purposes and deferred income taxes.
Our chief operating decision maker evaluates operating performance and makes decisions about the allocation of resources to our segments using a measure called segment profit. Segment profit excludes interest, defined benefit pension plan amounts, income taxes, depreciation and amortization, impairment charges, divested operating units, restructuring activities, investment results and certain other items that are included in net income (loss) determined in accordance with accounting principles generally accepted in the United States of America.

Information regarding our operating performance is as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2024	2023	Change	2024	2023	Change

Segment operating revenues:
Local Media	$511,003	$381,027	34.1%	$1,674,318	$1,398,230	19.7%
Scripps Networks	216,139	230,139	(6.1)%	835,809	893,234	(6.4)%
Other	6,004	9,248	(35.1)%	18,706	19,397	(3.6)%
Intersegment eliminations	(4,767)	(4,645)	2.6%	(19,061)	(17,949)	6.2%
Total operating revenues	$728,379	$615,769	18.3%	$2,509,772	$2,292,912	9.5%

Segment profit (loss):
Local Media	$198,847	$85,714		$513,218	$287,439	78.5%
Scripps Networks	60,713	64,255	(5.5)%	190,175	225,785	(15.8)%
Other	(8,255)	(12,377)	(33.3)%	(31,632)	(26,451)	19.6%
Shared services and corporate	(24,746)	(24,408)	1.4%	(88,941)	(91,954)	(3.3)%
Restructuring costs	(14,872)	(9,404)		(33,525)	(38,612)
Depreciation and amortization of intangible assets	(39,211)	(39,346)		(155,228)	(155,105)
Impairment of goodwill	—	(266,000)		—	(952,000)
Gains (losses), net on disposal of property and equipment	19,141	(24)		18,424	(2,344)
Interest expense	(48,862)	(55,483)		(210,344)	(213,512)
Defined benefit pension plan income	168	131		674	650
Miscellaneous, net	(9,689)	(1,538)		7,160	(1,407)
Income (loss) from operations before income taxes	$133,234	$(258,480)		$209,981	$(967,511)

Operating results for our Local Media segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2024	2023	Change	2024	2023	Change

Segment operating revenues:
Core advertising	$147,448	$165,767	(11.1)%	$552,253	$598,824	(7.8)%
Political	174,359	16,412		342,889	32,913
Distribution	185,913	195,780	(5.0)%	764,083	752,329	1.6%
Other	3,283	3,068	7.0%	15,093	14,164	6.6%
Total operating revenues	511,003	381,027	34.1%	1,674,318	1,398,230	19.7%
Segment costs and expenses:
Employee compensation and benefits	113,283	110,168	2.8%	437,345	435,916	0.3%
Programming	143,012	132,829	7.7%	521,615	493,578	5.7%
Other expenses	55,861	52,316	6.8%	202,140	181,297	11.5%
Total costs and expenses	312,156	295,313	5.7%	1,161,100	1,110,791	4.5%
Segment profit	$198,847	$85,714		$513,218	$287,439	78.5%

Operating results for Scripps Networks segment were as follows:

	Three Months Ended December 31,			Years Ended December 31,
(in thousands)	2024	2023	Change	2024	2023	Change

Total operating revenues	$216,139	$230,139	(6.1)%	$835,809	$893,234	(6.4)%
Segment costs and expenses:
Employee compensation and benefits	29,736	30,286	(1.8)%	120,862	124,669	(3.1)%
Programming	78,952	91,141	(13.4)%	354,281	360,684	(1.8)%
Other expenses	46,738	44,457	5.1%	170,491	182,096	(6.4)%
Total costs and expenses	155,426	165,884	(6.3)%	645,634	667,449	(3.3)%
Segment profit	$60,713	$64,255	(5.5)%	$190,175	$225,785	(15.8)%

2. CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,
(in thousands)	2024	2023

ASSETS
Current assets:
Cash and cash equivalents	$23,852	$35,319
Other current assets	606,163	640,774
Total current assets	630,015	676,093
Investments	8,884	23,265
Property and equipment	453,900	455,255
Operating lease right-of-use assets	90,136	99,194
Goodwill	1,968,574	1,968,574
Other intangible assets	1,635,488	1,727,178
Programming	402,459	449,943
Miscellaneous	9,119	10,618
TOTAL ASSETS	$5,198,575	$5,410,120

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$100,669	$76,383
Unearned revenue	18,159	12,181
Current portion of long-term debt	15,612	15,612
Accrued expenses and other current liabilities	347,954	373,643
Total current liabilities	482,394	477,819
Long-term debt (less current portion)	2,560,560	2,896,824
Other liabilities (less current portion)	837,607	879,294
Total equity	1,318,014	1,156,183
TOTAL LIABILITIES AND EQUITY	$5,198,575	$5,410,120

3. EARNINGS PER SHARE (“EPS”)

Unvested awards of share-based payments with non-forfeitable rights to receive dividends or dividend equivalents, such as certain of our RSUs, are considered participating securities for purposes of calculating EPS. Under the two-class method, we allocate a portion of net income to these participating securities and therefore exclude that income from the calculation of EPS for common stock. We do not allocate losses to the participating securities.

The following table presents information about basic and diluted weighted-average shares outstanding:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023

Numerator (for basic and diluted earnings per share)
Net income (loss)	$95,387	$(255,762)	$146,218	$(947,784)
Less income allocated to RSUs	(534)	—	(709)	—
Less preferred stock dividends	(15,063)	(12,576)	(58,615)	(50,305)
Numerator for basic and diluted earnings per share	$79,790	$(268,338)	$86,894	$(998,089)
Denominator
Basic weighted-average shares outstanding	86,312	84,574	85,738	84,266
Effect of dilutive securities	301	—	329	—
Diluted weighted-average shares outstanding	86,613	84,574	86,067	84,266

4. NON-GAAP INFORMATION

In addition to results prepared in accordance with GAAP, this earnings release discusses adjusted EBITDA, a non-GAAP performance measure that management and the company’s Board of Directors uses to evaluate the performance of the business. We also believe that the non-GAAP measure provides useful information to investors by allowing them to view our business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of valuation for broadcast companies.

Adjusted EBITDA is calculated as income (loss) from continuing operations, net of tax, plus income tax expense
(benefit), interest expense, losses (gains) on extinguishment of debt, defined benefit pension plan expense (income), share-based compensation costs, depreciation, amortization of intangible assets, impairment of goodwill, loss (gain) on business and asset disposals, acquisition and integration costs, restructuring charges and certain other miscellaneous items.

A reconciliation of the adjusted EBITDA measure to the comparable financial measure in accordance with GAAP is as follows:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023

Net income (loss)	$95,387	$(255,762)	$146,218	$(947,784)
Provision (benefit) for income taxes	37,847	(2,718)	63,763	(19,727)
Interest expense	48,862	55,483	210,344	213,512
Defined benefit pension plan income	(168)	(131)	(674)	(650)
Share-based compensation costs	2,788	4,423	15,177	20,490
Depreciation	15,911	15,435	61,992	60,725
Amortization of intangible assets	23,300	23,911	93,236	94,380
Impairment of goodwill	—	266,000	—	952,000
Losses (gains), net on disposal of property and equipment	(19,141)	24	(18,424)	2,344
Restructuring costs	14,872	9,404	33,525	38,612
Miscellaneous, net	9,689	1,538	(7,160)	1,407
Adjusted EBITDA	$229,347	$117,607	$597,997	$415,309

5. SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents additional information on certain sources and uses of cash:

	Three Months Ended December 31,		Years Ended December 31,
(in thousands)	2024	2023	2024	2023

Capital expenditures	$(10,980)	$(20,550)	$(65,477)	$(62,503)
Preferred stock dividends paid	—	(12,000)	—	(48,000)
Interest paid	(26,733)	(34,462)	(195,856)	(195,832)
Income taxes paid	(20,509)	(5,189)	(71,811)	(31,121)
Mandatory contributions to defined retirement plans	(263)	(277)	(1,131)	(1,161)